As filed with the U.S. Securities and Exchange Commission on April 18, 2022

Registration No. 333-261491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIAN RUIXIANG Holdings Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1106, 11 / F, No. 19, North East Third Ring Road,

Chaoyang District, Beijing, People’s Republic of China

(010) 87529554

(Address of Principal Executive Offices) (Zip Code)

TIAN RUIXIANG Holdings Ltd 2021 Performance Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

800-221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Ying Li, Esq.

Lisa Forcht, Esq.

Hunter Taubman Fischer & Li, LLC

48 Wall Street, Suite 1100
New York, NY 10005
212-530-2206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed to amend the Registration Statement on Form S-8 (File No. 333-261491) of TIAN RUIXIANG Holdings Ltd (the “Company”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 3, 2021, to include in Part I of the Registration Statement, as amended hereby, a “Reoffer Prospectus” prepared in accordance with the requirements of Part I of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may, in the future, be used for reoffers and resales, on a continuous or delayed basis, of our Class A Ordinary Shares that are deemed to be “control securities” under the Securities Act and which have been or will be acquired pursuant to grants or awards under the TIAN RUIXIANG Holdings Ltd 2021 Performance Incentive Plan (the “Plan”) by the selling shareholders named in the Reoffer Prospectus, as supplemented hereby, and who are, or may be deemed to be, “affiliates” within the meaning set forth in Rule 405 under the Securities Act. Such selling shareholders may reoffer or resell all, a portion, or none of the shares that they may acquire pursuant to the Plan. Pursuant to Rule 424(b) of the Securities Act, we may supplement the Reoffer Prospectus from time to time with the names of additional selling shareholders and/or amounts of Class A Ordinary Shares, if any, to be reoffered or resold by such selling shareholders as that information becomes known. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such Class A Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the 2021 Plan as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

Reoffer Prospectus

1,400,000 Class A Ordinary Shares

TIAN RUIXIANG Holdings Ltd

This reoffer prospectus relates to 1,400,000 of our Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), that may be reoffered or resold, from time to time, by certain selling shareholders (the “Selling Shareholders”) described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired, or will be acquired, under the TIAN RUIXIANG Holdings Ltd 2021 Performance Incentive Plan (the “Plan”), which Plan was adopted by the board of directors of the Company on December 2, 2021.

The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Ordinary Shares on any stock exchange, market, or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the Class A Ordinary Shares by the Selling Shareholders.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TIRX.”

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 20 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiary in China and Zhejiang Tianruixiang Insurance Broker Co. LTD., a limited liability company organized under the laws of the PRC (the “VIE” or the “TRX ZJ”), and its subsidiaries in China. We control and receive the economic benefits of the VIE and its subsidiaries through certain contractual arrangements (the “VIE Agreements”) and such structure involves unique risks to investors. Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The VIE structure is used to replicate foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE or its subsidiaries.

Because we do not directly hold equity interests in the VIE or its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements among our wholly owned PRC subsidiary, the VIE, and the shareholders of the VIE. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors—Risks Related to Doing Business in China.”

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and its subsidiaries, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not been involved in any investigations or cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, as of the date of this reoffer prospectus, we are not subject to cybersecurity review or network data security review by the Cyberspace Administration of China, or the CAC, pursuant to the Cybersecurity Review Measures, which became effective on February 15, 2022, nor do we expect to be subject to review if the draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since we and the PRC operating entities currently do not have over one million users’ personal information and do not anticipate that we or the PRC operating entities will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we and the PRC operation entities are also not expected to be subject to network data security review by the CAC if the Security Administration Draft is enacted as proposed, since we and the PRC operation entities currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we or the PRC operation entities will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us or the PRC operation entities to the Security Administration Draft. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. See “Risk Factors—Risks Related to Doing Business in China—Recent greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.”

According to our PRC counsel, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIE, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIE to obtain regulatory approval from Chinese authorities before listing in the U.S.

As of the date of this reoffer prospectus, the Company transferred the proceeds of the public offerings, a total of $25,068,210 to its subsidiaries and VIE, while no cash or other assets were transferred from its subsidiaries or the VIE to the Company. For more detailed discussion of how cash is transferred among us, our subsidiaries, and the VIE, see “Prospectus Summary—Asset Transfers Between Our Company, Our Subsidiaries, and the VIE.” We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, the Company may pay dividends on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the Company being unable to pay its debts as they become due in the ordinary course of business. If in the future we determine to pay dividends, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, TRX HK, which will be dependent on dividend payments from our direct PRC subsidiary, or WFOE, which will be dependent on payments from the VIE pursuant to the VIE Agreements for services rendered to the VIE under the Exclusive Business Cooperation Agreement. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC. For restrictions and limitations on our ability to settle amounts with the VIE under the VIE Agreements, please see “Risk Factors—Risks Related to Our Corporate Structure.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus dated April 18, 2022

Neither we nor the Selling Shareholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update, or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

For investors outside the United States: we have not, and the Selling Shareholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this reoffer prospectus to:

•	“Affiliated Entities” are to our subsidiaries and TRX ZJ and its subsidiaries and branch offices;
•	“AKS Consulting” are to Horgos Arxo Management Consulting Co., Ltd, a wholly-owned subsidiary of TRX ZJ organized under the laws of the PRC;
•	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this reoffer prospectus only;
•	“Class A Ordinary Shares” are to our Class A ordinary shares, par value US$0.001 per share;
•	“Class B Ordinary Shares” are to our class B ordinary shares, par value US$0.001 per share;
•	“Hengbang Insurance” are to Hebei Hengbang Insurance Co. Ltd, a limited liability company organized under the laws of the PRC and 99.80% of its equity interest is owned by TRX ZJ;
•	“HH Consulting” are to Huoerguosi Hechentonguang Consulting Service Co. LTD., a wholly-owned subsidiary of TRX ZJ organized under the laws of the PRC, which was dissolved in July 2020;
•	“NDB Technology” are to Need Bao (Beijing) network technology co. Ltd, a wholly-owned subsidiary of TRX ZJ organized under the laws of the PRC;
•	“RMB” are to renminbi, the legal currency of China;
•	“SEC” are to the United States Securities and Exchange Commission;
•	“shares,” “Shares” or “Ordinary Shares” are to our Class A Ordinary Shares and Class B Ordinary Shares collectively;
•	“the PRC operating entities” are to our PRC subsidiary and the VIE and its subsidiaries;
•	“TRX,” “our Company,” the “Company,” “we,” “us,” or “our” are to TIAN RUIXIANG Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands;

•	“TRX BJ” or “WFOE” are to Beijing Tianruixiang Management Consulting Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by TRX HK;
•	“TRX HK” are to the Company’s wholly owned subsidiary, TRX Hong Kong Investment Limited, a Hong Kong corporation;
•	“TRX SX Branch,” “TRX SD Branch,” “TRX HN Branch,” “TRX BJ Branch,” “TRX Shanxi Branch,” “TRX CQ Branch,” “TRX YN Branch,” “TRX AH Branch,” or “TRX HB Branch” are to TRX ZJ’s branch offices in the PRC;
•	“TRX ZJ,” or “VIE,” are to Zhejiang Tianruixiang Insurance Broker Co. Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of contractual arrangements between WFOE and TRX ZJ;
•	“TYDW Technology” are to Tianyi Duowen (Beijing) Network Technology Co. Ltd, a wholly-owned subsidiary of TRX ZJ organized under the laws of the PRC;
•	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and
•	“WDZG Consulting” are to Beijing Wandezhonggui Management Consulting Co., Ltd., a limited liability company organized under the laws of the PRC, the sole shareholder of TRX ZJ.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and our SEC filings that are incorporated by reference into this reoffer prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this reoffer prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this reoffer prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this reoffer prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Prospectus Summary

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiary in China and our variable interest entity, or VIE, and its subsidiaries in China. We control and receive the economic benefits of the VIE and its subsidiaries through the VIE Agreements and the structure involves unique risks to investors. Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The VIE structure is used to replicate foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE or its subsidiaries.

The VIE Agreements were entered into by and among WFOE, the VIE, and the shareholders of the VIE, which include an Equity Interest Pledge Agreement, a Share Disposal and Exclusive Option to Purchase Agreement, a Proxy Agreement, and an Exclusive Business Cooperation and Service Agreement. The VIE Agreements enable us to (i) execute control over the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC laws. See “—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.”

The following diagram illustrates our corporate structure, including our significant subsidiaries, the VIE, and subsidiaries of the VIE, as of the date of this reoffer prospectus:

VIE Agreements among WFOE, the VIE, and Shareholders of the VIE

Neither we nor our subsidiaries own any equity interest in TRX ZJ. Instead, we control and receive the economic benefits of TRX ZJ’s business operation through a series of contractual arrangements. WFOE, TRX ZJ, and TRX ZJ’s sole shareholder, WDZG Consulting (the “TRX ZJ Shareholder”), entered into a series of contractual arrangements, also known as the VIE Agreements, on May 20, 2019. The VIE Agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of TRX ZJ, including absolute control rights and the rights to the assets, property and revenue of TRX ZJ.

According to the Exclusive Business Cooperation and Service Agreement, TRX ZJ is obligated to pay service fees to WFOE in an amount approximately equal to the net income of TRX ZJ after deduction of the required PRC statutory reserve.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation and Service Agreement

Pursuant to the Exclusive Business Cooperation and Service Agreement between TRX ZJ, WFOE and the TRX ZJ Shareholder, WFOE provides TRX ZJ with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, TRX ZJ granted an irrevocable and exclusive option to WFOE to purchase from TRX ZJ, any or all of its assets at the lowest purchase price permitted under PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to TRX ZJ by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the time of services rendered multiplied by the corresponding rate, the plus amount of the services fees or ratio decided by the board of directors of WFOE based on the value of services rendered by WFOE and the actual income of TRX ZJ from time to time, which is approximately equal to the net income of TRX ZJ after deduction of the required PRC statutory reserve.

The Exclusive Business Cooperation and Service Agreement shall remain in effect for twenty years, and can only be terminated earlier if one of the parties defaults or enters into liquidation process (either voluntary or compulsory), or is prohibited from conducting business by the governmental authority. WFOE is entitled to renew the agreement by providing a written notice to TRX ZJ.

The CEO of WFOE, Mr. Wang, who is also the CEO of TRX ZJ, is currently managing TRX ZJ pursuant to the terms of the Exclusive Business Cooperation and Service Agreement. WFOE has absolute authority relating to the management of TRX ZJ, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Company’s audit committee is required to review and approve in advance any related party transactions, including transactions involving WFOE or TRX ZJ.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE, TRX ZJ and the TRX ZJ Shareholder, the TRX ZJ Shareholder pledged all of its equity interests in TRX ZJ to WFOE to guarantee the performance of TRX ZJ’s obligations under the Exclusive Business Cooperation and Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that TRX ZJ or the TRX ZJ Shareholder breach their respective contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The TRX ZJ Shareholder also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The TRX ZJ Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation and Service Agreement have been paid by TRX ZJ. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon TRX ZJ’s full payment of the fees payable under the Exclusive Business Cooperation and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of TRX ZJ’s obligations under the Exclusive Business Cooperation and Service Agreement, (2) make sure the TRX ZJ Shareholder does not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over TRX ZJ. In the event TRX ZJ breaches its contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE will be entitled to foreclose on the TRX ZJ Shareholder’ equity interests in TRX ZJ and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in TRX ZJ and WFOE may terminate the VIE Agreements after acquisition of all equity interests in TRX ZJ or form a new VIE structure with the third parties designated by WFOE; or (2) dispose of the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Share Disposal and Exclusive Option to Purchase Agreement

Under the Share Disposal And Exclusive Option to Purchase Agreement, the TRX ZJ Shareholder irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of its equity interests in TRX ZJ. The option price is equal to the capital paid in by the TRX ZJ Shareholder subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this reoffer prospectus, if WFOE exercised such option, the total option price that would be paid to all of the TRX ZJ Shareholder would be RMB 1, or the lowest amount allowed by law. The option purchase price shall increase in case the TRX ZJ Shareholder makes additional capital contributions to TRX ZJ, including when the registered capital was increased upon TRX ZJ receiving the proceeds from public offerings.

Under the Share Disposal and Exclusive Option to Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designee purchase, at its discretion, to the extent permitted under PRC law, all or part of the TRX ZJ Shareholder’ equity interests in TRX ZJ. The Share Disposal and Exclusive Option to Purchase Agreement, together with the Equity Pledge Agreement, Exclusive Business Cooperation and Service Agreement, and the Proxy Agreement, enable WFOE to exercise effective control over TRX ZJ.

The Share Disposal and Exclusive Option to Purchase Agreement remains effective for a term of 20 years, can only be terminated if one party defaults, and may be renewed at WFOE’s election.

Proxy Agreement

Under the Proxy Agreement, the TRX ZJ Shareholder authorized WFOE to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholder, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under PRC laws and the articles of association of TRX ZJ, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of TRX ZJ.

The term of the Proxy Agreement is the same as the term of the Share Disposal and Exclusive Option to Purchase Agreement. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as the TRX ZJ Shareholder is the shareholder of Company.

Risks Associated with Our Corporate Structure and the VIE Agreements

Because we do not directly hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of the VIE Agreements among WFOE, TRX ZJ, and the TRX ZJ Shareholder. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements may not be effective as direct ownership in providing operational control. For instance, TRX ZJ and the TRX ZJ Shareholder could breach their VIE Agreements with WFOE by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The TRX ZJ Shareholder may not act in the best interests of our Company or may not perform its obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements with TRX ZJ. In the event that TRX ZJ or the TRX ZJ Shareholder fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We rely on the VIE Agreements with TRX ZJ, a VIE entity, and its shareholder for our China operations, which may not be as effective in providing operational control as direct ownership.” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Any failure by the VIE or its shareholder to perform their obligations under the VIE Agreements would have a material adverse effect on our business.” in our most recent annual report on Form 20-F.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and its subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, we are not subject to cybersecurity review with CAC Cybersecurity Review Measures, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. See “Risk Factors—Risks Related to Doing Business in China—The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” According to our PRC counsel, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and the VIE, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIE to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor, RBSM LLP, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis, with the last inspection in July 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the “Holding Foreign Companies Accountable Act.” Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, The SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions (the “Determination”). The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act.

If trading in our Class A Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States (the “PCAOB”). These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor. ” in our most recent annual report on Form 20-F.

Business Overview

The VIE, TRX ZJ, and its subsidiaries, distribute a wide range of insurance products, which are categorized into two major groups: (1) property and casualty insurance, such as liability insurance, accidental insurance, automobile insurance, and commercial property insurance; and (2) life insurance, such as individual life insurance and group life insurance. The VIE started to market and sell health insurance in 2017. The VIE and its subsidiaries act on behalf of their customers seeking insurance coverage from insurance companies and take pride in their premium customer service. Additionally, the VIE and its subsidiaries also provide risk management services to institutional customers based on in-depth analysis of the specific risks their clients face. For the fiscal year ended October 31, 2021, revenues generated from the insurance brokerage services and risk management services accounted for 95.9% and 4.1% of the total revenues, respectively.

As an insurance broker, the VIE does not assume underwriting risks. Instead, it distributes insurance products underwritten by insurance companies operating in China to individual or institutional customers. The VIE is compensated for its services by commissions paid by insurance companies, typically based on a percentage of the premium paid by the insured. Commission and fee rates generally depend on the type of insurance products, the particular insurance company and the region in which the products are sold. As of the date of this reoffer prospectus, the VIE has relationships with over 40 insurance companies in the PRC, and therefore are able to offer a variety of insurance products to their customers.

For the year ended October 31, 2021, four insurance companies each accounted for more than 10% of our total revenues: China Life Property & Casualty Insurance Co., Ltd. Beijing Branch, Ping An Property Insurance Co., Ltd. Hangzhou Branch, Ping An Property Insurance Co., Ltd. Shanghai Branch, and Ping An Property Insurance Co., Ltd. Beijing Branch, accounted for 15.4%, 15.4%, 13.2% and 10.4%, respectively. For the year ended October 31, 2020, three insurance companies each accounted for more than 10% of the total revenues: Ping An Property Insurance Co., Ltd. Shanghai Branch, Ping An Property Insurance Co., Ltd. Beijing Branch, and PICC Beijing branch accounted for 16.5%, 16.1%, and 11.1%, respectively. For the fiscal year ended October 31, 2019, four insurance companies each accounted for more than 10% of our total commissions: PICC Beijing Branch, China United Life Insurance Co. Ltd. Beijing Branch, Sunshine Property Insurance Co. Ltd.’s Hangzhou Branch and Ping An Property Insurance of China Incorporated Company’s Beijing Branch, accounted for 23.8%, 21.9%, 18.8% and 12.1%, respectively, of our total commissions.

China’s independent insurance intermediary market is experiencing rapid growth due to increasing demand for insurance products by the Chinese population. We intend to grow our company by aggressively recruiting talents to join our professional team and sales force, expanding our distribution network through opening more local branches in a number of selective major cities throughout China, and offering premium products and services, such as our Institutional Risk Management Services and Internet insurance distribution platform, Needbao, both designed to achieve superior customer satisfaction. Our goal is to grow from having nine branches located in the cities of Xi’an, Qingdao, Beijing, Changsha, Wuhan, Taiyuan, Chongqing, Hefei, and Kunming as of the date of this reoffer prospectus, to eventually become a leading national insurance intermediary company.

TRX ZJ’s business has grown substantially after Ruibo (Wealth) Beijing Investment Management Ltd (“RB Wealth”), a company controlled by our CEO, Mr. Zhe Wang, acquired TRX ZJ and installed a new management team in May 2016. On April 20, 2017, TRX ZJ was acquired by WDZG, another company controlled by our CEO, Mr. Zhe Wang. The number of the branches increased from zero in 2016 to 9, as of the date of this reoffer prospectus. The number of the insurance brokerage customers has also grown substantially: from three institutional customers in fiscal year 2016 to 1,390 in fiscal year 2021; and from no individual customers in 2016 to 10,685 in fiscal year 2021. Furthermore, TRX ZJ continually seeks opportunities to offer new and premium services and products to customers. In December 2018, it started offering Institutional Risk Management Services, a product that complements its existing insurance products, to institutional customers. The Institutional Risk Management Services generated $115,006 in revenue in fiscal 2021, which accounted for 4.12% of the total revenue. Additionally, beginning in June 2019, TRX ZJ started to distribute a limited number of insurance products on its new internet distribution platform, Needbao (http://needbao.tianrx.com). For each of the fiscal years 2021, 2020, and 2019, revenue generated on Needbao accounted less than 1% of the total revenue.

Revenue for the year ended October 31, 2021 totaled $2,790,617, a decrease of $458,727, or 14.1%, compared with $3,249,344 for the year ended October 31, 2020. This decrease was primarily attributable to a decrease in commission from individual accidental insurance of approximately $357,000 resulting from the loss of an insurance company partner, PICC Beijing Branch, and a decrease in our risk management revenue from provision of insurance related risk management services of approximately $180,000. We expect that our revenues will increase in the near future since we formed Yunnan Branch in November 2021 and hired more sales professionals to sell insurance products.

Revenue for the year ended October 31, 2020 totaled $3,249,344, an increase of $1,247,127, or 62.3%, compared with $2,002,217 for the year ended October 31, 2019. Although the COVID-19 pandemic has caused business disruptions beginning in January 2020 in China and our business was negatively affected due to various government restrictions put in place to attempt to stop the spread of the COVID-19 pandemic, we have resumed our normal business operations since May 2020 and the impact of the COVID-19 pandemic was contained in the first half of fiscal 2020. For the second half of fiscal 2020, we aggressively implemented our growth strategy including engaging various marketing campaigns to attract new customers and hiring more sales professionals, as well as continually expanding our liability and accidental insurance product offerings to meet the growing demand as a result of the COVID-19 pandemic. All of the above contributed to the significant growth of our business in the second half of fiscal 2020, during which our total revenue increased by $1,622,359 or 176.5% from the same period of fiscal 2019.

For the year ended October 31, 2019, due to the authorities’ stricter regulations on the automobile insurance market that resulted in reductions in insurance premiums and fees, see “ITEM 4. INFORMATION ON THE COMPANY - regulations – Notices on Regulations of Moto Vehicle Insurance in 2018 and 2019,” our revenue decreased by $1,085,491, or 35.2%, to $2,002,217, compared with $3,087,708 for the year ended October 31, 2018. In order to reduce risks and maintain growth, we have been implementing business strategies to reduce concentration on automobile insurance and shift focus on other insurance products, particularly liability insurance, since 2018.

Commissions generated from our brokerage business accounted for 95.88%, 90.94%, and 100% of our total revenues for the fiscal years ended October 31, 2021, 2020 and 2019, respectively. The following table illustrates the breakdown of the commissions by insurance products.

	Years Ended October 31,
	2021		2020		2019
		Percentage		Percentage		Percentage
		of		of		of
		Total		Total		Total
	Commissions	Commissions	Commissions	Commissions	Commissions	Commissions
Property and Casualty Insurance
Automobile Insurance
Supplemental	$395,110	14.8%	$436,255	14.8%	$728,257	36.4%
Mandatory	39,683	1.5%	30,248	1.0%	90,534	4.5%
Commercial Property Insurance	213,204	8.0%	262,079	8.9%	113,702	5.7%
Liability Insurance	1,588,818	59.4%	1,303,690	44.1%	321,692	16.1%
Individual Accidental Insurance	356,156	13.3%	713,339	24.1%	203,587	10.2%
Life Insurance	70,336	2.6%	159,870	5.4%	449,108	22.4%
Health Insurance	3,747	0.1%	48,686	1.7%	86,043	4.3%
Others	8,557	0.3%	631	0.0%	9,294	0.4%
Total	$2,675,611	100.0%	$2,954,798	100.0%	$2,002,217	100.0%

Products and Services

TRX ZJ markets and sells two broad categories of insurance products: (1) property and casualty insurance products, and (2) life insurance products, both focused on meeting the insurance needs of institutions and individuals. TRX ZJ started to market and sell health insurance in 2017.  These insurance products are underwritten by over forty insurance companies in China.

Property and Casualty Insurance Products

TRX ZJ’s main property and casualty insurance products are automobile insurance and liability insurance. In addition, it also offers individual accidental insurance and commercial property insurance products. Commissions from property and casualty insurance products accounted for 97.0%, 92.9% and 72.9% of the total commissions for the fiscal years ended on October 31, 2021, 2020 and 2019, respectively. The property and casualty insurance products TRX ZJ distributes, which are primarily underwritten by China Life Property & Casualty Insurance Co., Ltd., PICC Property and Casualty Co., Ltd., Ping An Property Insurance of China Co., Ltd., China United Life Insurance Co., Ltd., and Sunshine Property Insurance Co., Ltd., can be further classified into the following categories:

•	Automobile Insurance. TRX ZJ distributes both mandatory automobile insurance policies, which are required by law, and supplemental policies, which are optional. Mandatory policies were one of the main automobile insurance products in the year ended October 31, 2021, which accounted for 1.5%, 1.0% and 4.5% of commissions we generated for the fiscal years ended on October 31, 2021, 2020 and 2019, respectively. Commission from supplemental policies accounted for 14.8%, 14.8% and 36.4% of commissions we generated for the fiscal years ended on October 31, 2021, 2020 and 2019, respectively. The standard automobile insurance policies TRX ZJ sells generally have a term of one year and cover damages caused to the insured vehicle by collision and other traffic accidents, falling or flying objects, fire, explosion and natural disasters. TRX ZJ also sells standard third party liability insurance policies, which cover bodily injury and property damage caused by an accident involving an insured vehicle to a person not in the insured vehicle. Our customers are mainly buyers for institutional group insurance as well as some individuals.
•	Individual Accidental Insurance. The individual accidental insurance products TRX ZJ distributes generally provide a guaranteed benefit in the event of death or disability of the insured as a result of an accident, or a reimbursement of medical expenses to the insured in connection with an accident, during the coverage period, which usually is one year or shorter. These products typically require only a single premium payment for each coverage period. The COVID-19 pandemic has caused an increase in the demand for accidental insurance, which has become one of our top insurance products and accounted for 13.3%, 24.1% and 10.2% of the total commissions in fiscal years 2021, 2020 and 2019, respectively.
Commercial Property Insurance. The commercial property insurance products TRX ZJ distributes include basic, comprehensive and all risk policies. Basic commercial property insurance policies generally cover damage to the insured property caused by fire, explosion and thunder and lightning. Comprehensive commercial property insurance policies generally cover damage to the insured property caused by fire, explosion and certain natural disasters. Our customers with commercial property insurance include more than 628 institutions, ranging from small start-ups to established major corporations, such as Guangzhou Guang’ai automobile Consulting Service Co., Ltd., Chengdu Panda New Energy Vehicle Co., Ltd and etc. Commercial property insurance accounted for 8%, 8.9% and 5.7% of commissions we generated for the fiscal years ended on October 31, 2021, 2020 and 2019, respectively.

•	Liability Insurance. The liability insurance products TRX ZJ distributes are primarily product liability and employer’s liability insurance products. These products generally cover losses to third parties due to the misconduct or negligence of the insured party but exclude losses due to fraud or the willful misconduct of the insured party. As a result of the successful implementation of our business strategy aimed to grow the liability insurance business, it has become one of our top insurance products and accounted for 59.4%, 44.1% and 16.1% of our total commissions in fiscal years 2021, 2020 and 2019, respectively.

Life Insurance Products

Life insurance is a major component of China’s insurance market. According to the CBIRC, life insurance accounted for 52.5% of the insurance market in terms of premium income in 2021. TRX ZJ began offering life insurance products in December 2016 with a focus on individual life products with periodic payment schedules. In fiscal year 2021, 2020 and 2019, commissions generated from life insurance products accounted for 2.6%, 5.4% and 22.4%, respectively, of the total commissions. The life insurance products we distribute can be broadly classified into various categories, as set forth below. Due to constant product innovation by insurance companies, some of the insurance products we distribute combine features of one or more of the following categories:

•	Individual Whole Life Insurance. The individual whole life insurance products provide insurance for the insured person’s entire life in exchange for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 30 years, or until the insured reaches a certain age. The face amount of the policy or, for some policies, the face amount plus accumulated interests, is paid upon the death of the insured.
•	Individual Term Life Insurance. The individual term life insurance products provide insurance for the insured for a specified time period or until the attainment of a certain age, in return for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 20 years. Term life insurance policies generally expire without value if the insured survives the coverage period.
•	Group Life Insurance. TRX ZJ distributes several group life insurance products, including group health insurance. These group products generally have a policy period of one year and require a single premium payment.
•	Individual Endowment Life Insurance. The individual endowment products generally provide maturity benefits if the insured reaches specified age, and provide, to a beneficiary designated by the insured, guaranteed benefits upon the death of the insured within the coverage period.

Health Insurance Products

According to the CBIRC, health insurance accounted for 18.81% of the insurance market in terms of premium income in 2021. TRX ZJ began offering health insurance products in 2017 with a focus on pension and supplementary health care. In fiscal year 2021, 2020 and 2019, commissions generated from health insurance products accounted for 0.1%, 1.7% and 4.3%, respectively, of the total commissions. The health insurance products we distribute have a policy period of one year and require a single premium payment.

Institutional Risk Management Services

There are risks involved in the operation of any company, which could result in serious losses and damages. To effectively manage risks, a company may adopt a risk transfer mechanism designed to protect such institution against unpredictable risk losses through a small amount of fixed operating cost. Beginning in December 2018, TRX ZJ started to provide risk management services to institutional customers. Based on risk characteristics of an institutional customer, we conduct an in-depth analysis of the risks that may exist in the operation of the company, which we then use as the basis to develop a specific risk management and transfer plan for the company. Our services are designed to enhance clients’ satisfaction by providing effective and efficient risk management solutions, including a comprehensive risk assessment, insurance plan proposal, enterprise risk training and lectures, claims service, employee benefits consultation, public relations services, annual meeting planning, etc. As of the date of this reoffer prospectus, TRX ZJ has service contracts with 3 institutional customers. The Institutional Risk Management Services generated $115,006 and $294,546 in revenue in fiscal 2021 and 2020, respectively, which accounted for 4.1% and 9.1% of the total revenue, respectively.

Needbao: Online Insurance Center

Technology-enabled insurance service has become one of the core competitiveness of insurance companies and insurance intermediary companies. According to research report on internet property insurance market in the first half of 2021 issued by China Insurance Industry Association the Internet property insurance market achieved a total premium income of 47.2 billion yuan (approximately US$7.5 billion), a year-on-year increase of 27%, and the penetration rate of Internet property insurance business increased from 5.9% in 2020 to 6.4%, indicating that the Internet insurance market is developing well and the demand is strong.

As a part of our growth strategy, in order to expand our distribution channel and create new revenue sources, in December 2016, as a part of our growth strategy, in order to expand our distribution channel and create new revenue sources, TRX ZJ officially established its online insurance division by creating a wholly-owned-subsidiary, NDB Technology, which also provides information management and technical development for our insurance brokerage business. NDB Technology helped launch an online insurance center, Needbao, through which we envision of being able to reach millions of Chinese Internet users, which represents a tremendous base of potential customers for the insurance products TRX ZJ distributes. In addition to distributing insurance products on Needbao, TRX ZJ can also leverage resources both online and offline, provide real time 24-7 customer service to existing and potential customers and better align its performance with the slogan “Let our superior service bring warmth to your life”.

In June 2019, TRX ZJ started offering a limited number of insurance products on Needbao. As of January 2022, there were 946 registered members on Needbao, which has generated total premium in the amount of RMB 128,639 (approximately US$ 20,000) since its launch. As TRX ZJ continuously strives to improve the functionality and usability of Needbao, we expect to realize our vision of integrating our online insurance center with existing offline resources and distribution channels, and grow Needbao into a leading Internet insurance distribution and service platform in China.

Distribution Network and Marketing

TRX ZJ has built a distribution network that, as of January 2022, consisted of 261 sales professionals, and nine branch offices in nine Chinese major cities/districts: Chongqing municipality, Taiyuan city of Shanxi province, Wuhan city of Hubei province, Changsha city of Hunan province, Xi ’an of Shaanxi province, Qingdao city of Shandong province, Kunming city of Yunnan province, Hefei city of Anhui province and Beijing municipality. In June 2019, TRX ZJ started operating Needbao (http://needbao.tianrx.com), an online insurance center, which helps expanding the distribution network by reaching potential customers on the Internet. TRX ZJ uses three main approaches to market and promote products and services.

•	Offline Outlets

The main function of the local branches is to distribute insurance products in local markets, relying on the sales professionals in the nine branches as of the date of the reoffer prospectus. To expand distributing network, in February 2018, TRX ZJ increased its registered capital to 50 million RMB, meeting the regulatory requirements for setting up local branches across the country. Since then, TRX ZJ has opened nine new branches and recruited more sales professionals who help develop local sales network and improve the performance of the life insurance business. However, as there are uncertainties relating to establishing insurance brokerage branches in the PRC, we cannot guarantee that any new branches will be opened according to our plan. See “Item 3. KEY INFORMATION - Risk Factors - We may not be successful in implementing important new strategic initiatives, which may have an adverse impact on our business and financial results.”

•	Online Platform

TRX ZJ places targeted online advertisements on our promotional partners’ Internet platforms to promote products and services to potential customers. Our partners are strategically selected based on their industries and propensity of generating insurance customers. As of the date of this reoffer prospectus, the cooperating partners include Baofu (Shandong) Economic Information Service Co., Ltd., Hengji (Shandong) Information Consulting Co., Ltd., Beijing xinsaidian Sports Investment Co., Ltd Shandong Huasan Network Technology Co., Ltd, and Qingdao Xiaobei Technology Ltd. TRX ZJ also works with industry associations and financial institutions to place advertisements on their online platforms, in order to acquire more institutional customers.

•	Cross-industry Cooperation

In 2018, TRX ZJ started collaborating with non-insurance-service companies to acquire new customers for insurance products. The cross-industry promotional partners are in various lines of businesses, including financial services, media, and car manufacturing and sales, etc. Through the business activities of these companies, TRX ZJ generates sales leads for insurance products. For example, the main customers of the commercial property and liability insurances are institutions, and TRX ZJ markets these products by participating in cultural and community events organized by media companies, providing opportunities to meet potential customers. TRX ZJ also uses other channels such as sponsoring salons and conferences organized by professional and business organizations to introduce insurance products to institutional customers. For example, to promote commercial automobile insurance products, TRX ZJ cooperates with car manufacturers and dealers such as Panda New Energy Vehicle and Beijing Ruihaocheng Trading Co., Ltd. (an authorized dealer of Mazda Motor), who introduce automobile insurance products to their customers who have just purchased new vehicles. TRX ZJ pays service fees and provide sponsorships of promotional events to the promotional partners. For year ended October 31, 2021, we generated automobile insurance commissions from the cooperation with car manufacturers and dealers in the amount of RMB 554,281 (approximately $85,000), or 20% of the total automobile insurance commissions. For year ended October 31, 2020, we generated automobile insurance commissions from the cooperation with car manufacturers and dealers in the amount of RMB 79,834 (approximately $11,000), or 2% of the total automobile insurance commissions. For the fiscal year ended October 31, 2019, we generated automobile insurance commissions from the cooperation with car manufacturers and dealers in the amount of RMB1,135,757 (approximately $ 165,000), or 20% of the total automobile insurance commissions.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this reoffer prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F and in the section titled “Risk Factors” below.

Risks Related to Our Business and Our Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors— Risks Related to Our Business and Our Industry” in our most recent annual report on Form 20-F)

Risks and uncertainties related to our business and our industry include, but are not limited to, the following:

•	Our limited operating history and our limited experience in distributing insurance products, may not provide an adequate basis to judge our future prospects and results of operations.

•	We are subject to all the risks and uncertainties in an industry which is still in development in China.
•	Because the commission revenue we earn on the sale of insurance products is based on premiums and commissions and fee rates set by insurance companies, any decrease in these premiums, commission or fee rates may have an adverse effect on our results of operation.
•	Competition in our industry is intense and, if we are unable to compete effectively, we may lose customers and our financial results may be negatively affected.
•	If our contracts with insurance companies are terminated or changed, our business and operating results could be adversely affected.
•	If our largest insurance company partners terminate or change the material terms of their contracts with us, it would be difficult for us to replace the lost commissions, which could adversely affect our business and operating results.
•	We may not be successful in implementing important new strategic initiatives, which may have an adverse impact on our business and financial results.
•	If our investments in our online platforms are not successful, our business and results of operations may be materially and adversely affected.
•	Because our industry is highly regulated, any material changes in the regulatory environment could change the competitive landscape of our industry or require us to change the way we do business. The administration, interpretation and enforcement of the laws and regulations currently applicable to us could change rapidly. If we fail to comply with applicable laws and regulations, we may be subject to civil and criminal penalties or lose the ability to conduct business with our clients, which could materially and adversely affect our business and results of operations.

Risks Related to Our Corporate Structure (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our most recent annual report on Form 20-F)

We control and receive the economic benefits of the business operations of the VIE through the VIE Agreements solely because we met the conditions for consolidation of the VIE under the U.S. GAAP for accounting purpose; however, the VIE Agreements have not been tested in a court of law and are subject to significant risks, as set forth in the following risk factors.

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•	Because we conduct our brokerage business through TRX ZJ, a VIE entity, if the PRC government finds that the VIE Agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC operating entities that conduct all of our operations.
•	We rely on the VIE Agreements with TRX ZJ, a VIE entity, and its shareholder for our China operations, which may not be as effective in providing operational control as direct ownership.

•	If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.
•	Our shareholders are subject to greater uncertainties because we operate through a VIE structure due to restrictions on direct ownership imposed by the CIRC even though the Insurance Brokerage Industry falls within the permitted category in accordance with the Catalogue and the Negative List.
•	The VIE Agreements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.
•	Any failure by the VIE or its shareholder to perform their obligations under the VIE Agreements would have a material adverse effect on our business.
•	Our dual class share structure concentrates a majority of the aggregate voting power of our total issued and outstanding share capital in our Chief Executive Officer, who is the beneficial owner of all of our Class B Ordinary Shares.
•	Because we are a Cayman Island company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Risks Related to Doing Business in China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Doing Business in China” in our most recent annual report on Form 20-F and “Risk Factors—Risks Related to Doing Business in China” below)

Risks and uncertainties related to doing Business in China include, but are not limited to, the following:

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.
•	A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.
•	We face risks related to health epidemics such as the COVID-19 coronavirus outbreak originated in Wuhan city at the end of 2019, and other outbreaks, which could disrupt our operations and adversely affect our business, financial condition and results of operations.
•	PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may materially and adversely affect our business and impede our ability to continue our operations.
•	Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment.

•	We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.
•	Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

Risks Relating to Our Class A Ordinary Shares and The Trading Market (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Class A Ordinary Shares and The Trading Market” in our most recent annual report on Form 20-F)

Risks and uncertainties related to our Class A Ordinary Shares and the trading market include, but are not limited to, the following:

•	We do not intend to pay dividends for the foreseeable future.
•	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.
•	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
•	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.
•	As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, which may limit the information publicly available to our investors and afford them less protection than if we were an U.S. issuer.The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States (the “PCAOB”). These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor;

Permission Required from PRC Authorities

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Class A Ordinary Shares to foreign investors. In addition, we, our subsidiaries, and TRX ZJ and its subsidiaries are not required to obtain permission or approval relating to our Class A Ordinary Shares from the PRC authorities, including the China Securities Regulatory Commission or CAC, for our subsidiaries or TRX ZJ’s operations, nor have we or our subsidiaries or TRX ZJ received any denial for our subsidiaries or TRX ZJ’s operations with respect to this offering. Recently, however, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. See “Risk Factors— Risks Related to Doing Business in China—The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.”

Asset Transfers Between Our Company, Our Subsidiaries, and the VIE

As of the date of this reoffer prospectus, TRX transferred the proceeds of the public offerings, a total of $25,068,210 to its subsidiaries and VIE, while no cash or other assets were transferred from its subsidiaries or the VIE to TRX.  We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, the Company may pay dividends on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the Company being unable to pay its debts as they become due in the ordinary course of business. If in the future we determine to pay dividends, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, TRX HK, which will be dependent on dividend payments from our direct PRC subsidiary, or WFOE, which will be dependent on payments from the VIE pursuant to the VIE Agreements for services rendered to the VIE under the Exclusive Business Cooperation Agreement. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC. For restrictions and limitations on our ability to settle amounts with the VIE under the VIE Agreements, please see “Risk Factors—Risks Related to Our Corporate Structure.” in our most recent annual report on Form 20-F.

Current PRC regulations permit WFOE to pay dividends to TRX HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Cash dividends, if any, on our Class A Ordinary Shares would be paid in U.S. dollars. The PRC government also imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if our WFOE incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. Due to the above restrictions, if we are unable to receive payments from our PRC operating entities, we will not be able to pay dividends to our investors, should we desire to do so in the future. For further details, see “Risk Factors - Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment”, and “Risk Factors - PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC subsidiary and VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” in our most recent annual report on Form 20-F. In contrast, there is presently no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong subsidiary is able to transfer cash without any limitation to our Cayman Islands holding company under normal circumstances. Cash proceeds raised from overseas financing activities, including the cash proceeds from our public offerings, may be transferred by us through TRX HK to WFOE via capital contribution and loans subject to applicable regulatory approvals, as the case may be. WFOE then may transfer funds to the VIE to meet the capital needs of its business operations.

Selected Condensed Consolidated Financial Schedule

Selected Condensed Consolidated Financial Schedule of TRX and Its Subsidiaries and VIE

The following tables present selected condensed consolidated statements of operations and comprehensive (loss) income and selected condensed consolidated statements of cash flows for the fiscal years ended October 31, 2021, 2020 and 2019, and selected condensed consolidated balance sheets as of October 31, 2021, 2020 and 2019, which showing financial information for parent company; Tian Ruixiang Holdings Ltd, its subsidiaries, VIE and VIE’s subsidiaries, elimination, and consolidated information.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of October 31, 2021
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Cash and cash equivalents	$57,126	$191,068	$29,776,178	$—	$30,024,372
Restricted cash	$—	$—	$819,269	$—	$819,269
Total current assets	$279,814	$217,560	$31,132,765	$—	$31,630,139
Investments in subsidiaries	$38,757,421	$—	$—	$(38,757,421)	$—
Equity in VIE and VIE's subsidiaries	$—	$38,757,421	$—	$(38,757,421)	$—
Total non-current assets	$38,757,421	$46,370,435	$1,107,313	$(77,514,842)	$8,720,327
Total assets	$39,037,235	$46,587,995	$32,240,078	$(77,514,842)	$40,350,466
Total liabilities	$42,333	$—	$1,313,231	$—	$1,355,564
Total equity	$38,994,902	$46,587,995	$30,926,847	$(77,514,842)	$38,994,902
Total liabilities and equity	$39,037,235	$46,587,995	$32,240,078	$(77,514,842)	$40,350,466

	As of October 31, 2020
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Cash and cash equivalents	$220	$25	$6,137,444	$—	$6,137,689
Restricted cash	$—	$—	$785,806	$—	$785,806
Total current assets	$240	$25	$9,560,332	$—	$9,560,597
Investments in subsidiaries	$8,638,773	$—	$—	$(8,638,773)	$—
Equity in VIE and VIE's subsidiaries	$—	$8,638,773	$—	$(8,638,773)	$—
Total non-current assets	$8,638,773	$8,638,773	$499,876	$(17,277,546)	$499,876
Total assets	$8,639,013	$8,638,798	$10,060,208	$(17,277,546)	$10,060,473
Total liabilities	$300	$1,088	$1,420,372	$—	$1,421,760
Total equity	$8,638,713	$8,637,710	$8,639,836	$(17,277,546)	$8,638,713
Total liabilities and equity	$8,639,013	$8,638,798	$10,060,208	$(17,277,546)	$10,060,473

	As of October 31, 2019
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Cash and cash equivalents	$—	$—	$6,243,029	$—	$6,243,029
Restricted cash	$—	$—	$723,557	$—	$723,557
Total current assets	$—	$—	$8,088,144	$—	$8,088,144
Investments in subsidiaries	$7,578,894	$—	$—	$(7,578,894)	$—
Equity in VIE and VIE's subsidiaries	$—	$7,578,894	$—	$(7,578,894)	$—
Total non-current assets	$7,578,894	$7,578,894	$321,482	$(15,157,788)	$321,482
Total assets	$7,578,894	$7,578,894	$8,409,626	$(15,157,788)	$8,409,626
Total liabilities	$—	$—	$830,732	$—	$830,732
Total equity	$7,578,894	$7,578,894	$7,578,894	$(15,157,788)	$7,578,894
Total liabilities and equity	$7,578,894	$7,578,894	$8,409,626	$(15,157,788)	$8,409,626

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	For the Year Ended October 31, 2021
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$—	$14,552	$2,776,065	$—	$2,790,617
Loss from operations	$(775,119)	$(245,962)	$(1,232,723)	$—	$(2,253,804)
Share of loss from subsidiaries	$(1,169,458)	$—	$—	$1,169,458	$—
Share of loss from VIE and VIE's subsidiaries	$—	$(1,169,458)	$—	$1,169,458	$—
Net loss	$(1,944,577)	$(1,286,568)	$(1,052,348)	$2,338,916	$(1,944,577)
Comprehensive loss	$(1,730,454)	$(1,290,952)	$(833,841)	$2,124,793	$(1,730,454)

	For the Year Ended October 31, 2020
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$—	$—	$3,249,344	$—	$3,249,344
(Loss) income from operations	$(5,060)	$(1,134)	$566,336	$—	$560,142
Share of income from subsidiaries	$639,160	$—	$—	$(639,160)	$—
Share of income from VIE and VIE's subsidiaries	$—	$639,160	$—	$(639,160)	$—
Net income	$634,100	$638,026	$640,294	$(1,278,320)	$634,100
Comprehensive income	$1,054,819	$638,024	$1,061,015	$(1,699,039)	$1,054,819

	For the Year Ended October 31, 2019
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$—	$—	$2,002,217	$—	$2,002,217
Income from operations	$—	$—	$102,670	$—	$102,670
Share of income from subsidiaries	$175,787	$—	$—	$(175,787)	$—
Share of income from VIE and VIE's subsidiaries	$—	$175,787	$—	$(175,787)	$—
Net income	$175,787	$175,787	$175,787	$(351,574)	$175,787
Comprehensive income	$105,358	$105,358	$105,358	$(210,716)	$105,358

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended October 31, 2021
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash used in operating activities	$(955,774)	$(257,388)	$(150,776)	$—	$(1,363,938)
Net cash used in investing activities	$(32,314,003)	$(7,500,000)	$(3,411)	$32,314,003	$(7,503,411)
Net cash provided by (used in) financing activities	$33,326,683	$446,156	$(1,130,358)	$—	$32,642,481

	For the Year Ended October 31, 2020
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash (used in) provided by operating activities	$(4,760)	$24	$(43,433)	$—	$(48,169)
Net cash used in investing activities	$—	$—	$(3,457)	$—	$(3,457)
Net cash provided by (used in) financing activities	$4,980	$—	$(483,225)	$—	$(478,245)

	For the Year Ended October 31, 2019
	TIAN RUIXIANG		VIE and its		Consolidated
	Holdings	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash provided by operating activities	$—	$—	$229,053	$—	$229,053
Net cash provided by investing activities	$—	$—	$37,006	$—	$37,006
Net cash used in financing activities	$—	$—	$(871,318)	$—	$(871,318)

The following table shows the roll-forward of investments in subsidiaries:

ROLL-FORWARD OF INVESTMENTS IN SUBSIDIARIES

Balance as of October 31, 2018	$7,473,536
Share of subsidiaries, VIE and VIE's subsidiaries' comprehensive income	105,358
Balance as of October 31, 2019	$7,578,894
Share of subsidiaries, VIE and VIE's subsidiaries' comprehensive income	1,059,879
Balance as of October 31, 2020	$8,638,773
Additional investment in subsidiaries	31,073,983
Share of subsidiaries, VIE and VIE's subsidiaries' comprehensive income	(955,335)
Balance as of October 31, 2021	$38,757,421

Corporate Information

Our principal executive office is located at Room 1106, 10 / F, No. 19, North East Third Ring Road, Chaoyang District, Beijing, People’s Republic of China. Our telephone number at this address is (010) 87529554 and our fax number is (010) 83050570. Our registered office in the Cayman Islands is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our legal name is TIAN RUIXIANG Holdings Ltd, and we operate our business under the commercial name “TRX Insurance Brokers,” which is included in our logo.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is http://www.tianrx.com. The information contained on our website is not part of this reoffer prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended October 31, 2021, which is incorporated in this reoffer prospectus by reference, as updated by our subsequent filings under the Exchange Act, together with all of the other information appearing in this reoffer prospectus or incorporated by reference into this reoffer prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, investing in our Class A Ordinary Shares is highly speculative and involves a significant degree of risk. We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, conduct our operations through our subsidiary in China and the VIE and its subsidiaries in China. Due to PRC legal restrictions on foreign ownership in the telecommunications sector, we do not have any equity ownership of the VIE; instead, we control and receive the economic benefits of the VIE’s business operations through the VIE Agreements. Our Class A Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our Class A Ordinary Shares could decline or become worthless. Set forth below are certain risks related to the VIE structure and recent regulatory initiatives implemented by the relevant PRC government entities.

Risks Related to Doing Business in China

If the PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Class A Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to VIEs. There are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. The VIE Agreements have not been tested in a court of law in China as of the date of this reoffer prospectus. Although we believe that our corporate structure and the VIE Agreements comply with current applicable PRC laws and regulations, in the event that PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Class A Ordinary Shares may decline in value or become worthless.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past four decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC operating entities are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC operating entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiary and VIE to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure the PRC operating entities’ compliance with such regulations or interpretations. As such, the PRC operating entities may be subject to various government and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believes our Company and the PRC operating entities are currently not required to obtain permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of the PRC operating entities at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC operating entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this reoffer prospectus, we have not received any notice from any authorities identifying the PRC operating entities as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. As confirmed by our PRC counsel, we and the PRC operating entities are not subject to cybersecurity review with the CAC, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we also do not expect to be subject to network data security review by the CAC, if the Security Administration Draft are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that the PRC operating entities will not be subject to cybersecurity review and network data security review in the future. During such reviews, the PRC operating entities may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, became virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and could distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As the Opinions were recently issued, official guidance and interpretation of the Opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of the Opinions or any future implementation rules on a timely basis, or at all.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may, from time to time, offer and sell any or all of their Class A Ordinary Shares in one or more offerings. The Class A Ordinary Shares offered under this reoffer prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this reoffer prospectus is a part effective until such time as all of the Class A Ordinary Shares covered by this reoffer prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this reoffer prospectus.

DILUTION

Because the Selling Shareholders who offer and sell Class A Ordinary Shares covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our Class A Ordinary Shares by the Selling Shareholders. We have agreed to pay all expenses relating to registering the Class A Ordinary Shares covered by this reoffer prospectus. The Selling Shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Class A Ordinary Shares covered hereby.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

As of the date of this reoffer prospectus, our authorized share capital is US$50,000 divided into 50,000,000 shares, comprising (i) 47,500,000 Class A Ordinary Shares, par value of $0.001 per share, and (ii) 2,500,000 Class B Ordinary Shares, par value of $0.001 per share. As of the date of this reoffer prospectus, there were 12,686,000 Class A Ordinary Shares and 1,250,000 Class B Ordinary Shares issued and outstanding.

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and are qualified by reference to the amended and restated memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits of this reoffer prospectus.

Ordinary Shares

General

Our authorized share capital is US$50,000 divided into 50,000,000 shares, comprising (i) 47,500,000 Class A Ordinary Shares, par value of $0.001 per share, and (ii) 2,500,000 Class B Ordinary Shares, par value of $0.001 per share.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividends shall exceed the amount recommended by the directors.

No dividend may be paid other than out of profits or out of monies otherwise available for dividends in accordance with the Companies Act. The directors, when paying dividends to shareholders, may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, each holder of Class A Ordinary Shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) has one vote for each Class A Ordinary Share which such shareholder holds and each holder of Class B Ordinary Shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) has 18 votes for each Class B Ordinary Share which such shareholder holds. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Distributions

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to an equal share in such dividends or distributions as may be declared by our board of directors, subject to the Companies Act.

Conversion of Class B Ordinary Shares

Class B Ordinary Shares may be converted at the request of the shareholder into an equal number of Class A Ordinary Shares at any time. Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Upon any sale, transfer, assignment or disposition of any Class B Ordinary Shares by a shareholder to any person who is not any of Zhe Wang, Sheng Xu or Mingxiu Luan, each of whom is referred to as a “Founder” or any entity that is ultimately controlled by any of the Founders (the “Founder Affiliate”), or upon a change of ultimate beneficial ownership of any Class B Ordinary Shares to any person who is not a Founder or Founder Affiliate, such Class B Ordinary Shares shall entitle such person to eighteen (18) votes on all matters subject to vote at general meetings of the Company.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class, present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or the creation or issue of one or more classes of shares with or without preferred, deferred or other special rights or restrictions (including, without limitation, the creation of shares with enhanced or weighted voting rights), whether in regard to dividend, voting, return of capital or otherwise.

Transfer of Ordinary Shares

Subject to the restrictions contained in our articles, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by any Designated Stock Exchange (as defined under our articles) or in any other form approved by our board of directors and may be under hand or by electronic machine imprinted signature or by such other manner of execution as our board of directors may approve from time to time.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; and

•	a fee of such maximum sum as the Nasdaq may determine to be payable, or such lesser sum as our directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal. This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Since our Class A Ordinary Shares are listed on the Nasdaq, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in our register of members remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of any Designated Stock Exchange (as defined under our articles), be suspended and our register of members be closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records (other than the register of mortgages).

General Meeting of Shareholders

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened upon the written requisition of one or more members holding in the aggregate not less than one-tenth of the paid-up capital of the Company as at the date of the requisition carried the right of voting at general meeting. If the directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other member or members of the Company holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene a general meeting to be held at the registered office of the Company or at some convenient place within the Cayman Islands at such time, subject to the Company’s articles as to notice, as the persons convening the meeting fix.

At least 7 days’ notice of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within half an hour from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholder present shall be a quorum.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by one or more shareholders present in person or by a proxy who together hold not less than fifteen per cent of the paid up capital of the Company entitled to vote. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of three directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any. Our directors will be elected by an ordinary resolution of our shareholders.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally;

(b)	is found to be or becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Companies Act, our amended and restated memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles. However, to the extent allowed by the Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified Company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Capitalization of Profits

The Company may upon the recommendation of the directors by ordinary resolution authorize the directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	is not required to make its register of members open to inspection by shareholders;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company, except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers And Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which whose issued shares that together represent at least 90% of the issued shares entitled to votes at a general meeting are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares upon dissenting from to a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the Grand Court will usually consider that the affected stakeholders (shareholders and/or creditors affected by the scheme) of the company are the best judges of their own commercial interests and will typically sanction the scheme provided that the prescribed procedures have been followed and the requisite statutory majorities have been achieved at the scheme meetings.

The Grand Court will typically consider the following factors in exercising its discretion as to whether to sanction the scheme:

(1)	the statutory provisions as to the required majority vote have been met;

(2)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

(3)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved, unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, it is possible that a non-controlling shareholder may be permitted to commence and maintain a class action against and/or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the majority shareholders;

(b)	an act which constitutes an infringement of individual rights of shareholders, including, but not limited to the right to vote and pre-emption rights;

(c)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which majority has not been obtained; and

(d)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors And Executive Officers And Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, every director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of dishonesty or fraud, be indemnified by the company against, and it shall be the duty of the directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the shareholders over all other claims. No such director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the company through the insufficiency or deficiency of any security in or upon which any of the monies of the company shall be invested or for any loss of the monies of the company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own dishonesty or fraud.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, and care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Under statute our directors are subject to a number of statutory obligations, which provisions prescribe penalties for breach. The most serious of these involves dishonesty or the authorizing of illegal payments and carry both criminal and civil penalties. By way of example, material statutory provisions attracting penalties include where (1) the director willfully authorizes or permits any distribution or dividend in contravention of the Companies Act; (ii) where the director knowingly or willfully authorizes or permits any payment out of capital by a company for a redemption or purchase of its own shares when the company is insolvent; (iii) where there has been a failure to maintain the books of account, minutes of meetings, or the company’s statutory registers of members, beneficial ownership, mortgages and charges, or directors (which includes alternate directors); (iv) where there has been a failure to provide information or access to documents to specified persons as required by the Companies Act; and (v) where the director makes or authorizes a false annual return to the Registrar of Companies.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting as permitted under the Companies Act, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our amended and restated memorandum and articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if he (a) becomes bankrupt or makes any arrangement or composition with his creditors generally; or (b) is found to be or becomes of unsound mind; or (c) resigns his office by notice in writing to the company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act and our amended and restated memorandum and articles of association, the Company may be wound up by a special resolution of our shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act and our amended and restated memorandum and articles of association, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation and regulations aimed at the prevention of money laundering and counter terrorist financing, we may be required to adopt and maintain anti-money laundering and counter terrorist financing policies and procedures, and may require subscribers to provide evidence to satisfactorily identify and verify their identity and source of funds. Such customer due diligence can be simplified or enhanced depending on the risk rating given to the subscriber. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering and counter terrorist financing policies and procedures (including the acquisition of due diligence information) to a suitable third persons based in Cayman Islands approved equivalent jurisdictions. A list of these equivalent jurisdictions, as updated from time to time, can be accessed here: https://www.cima.ky/list-of-equivalent-jurisdictions.

We reserve the right to request such information as is necessary to identify and verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information and/or documentation required for identification or verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering, counter terrorist financing or other applicable laws, regulations or guidance by any person in any equivalent jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct, money laundering or proliferation financing or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (2020 Revision) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (2020 Revision), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (2018 Revision) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (2018 Revision), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Legislation of The Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, 2018 (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for certain in-scope Cayman Islands “relevant entities” which are engaged in certain “relevant activities” and receive “relevant income” which in the case of “relevant entities” incorporated before January 1, 2019 must comply with the economic substance requirements under the Substance Act commencing July 1, 2019, onwards. The Tax Information Authority of the Cayman Islands has published guidance notes (currently in version 2.0) in relation to the Substance Law, The Company itself falls within the definition of a “relevant entity” as it is incorporated under the Companies Act (Revised) and the Company is conducting holding company business. To the extent there is a change in the Company’s business, this could have an impact on the economic substance classification of the Company.

SELLING SHAREHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the aggregate of (i) the number of Class A Ordinary Shares and Class B Ordinary Shares held by each Selling Shareholder as of the date of this reoffer prospectus, and (ii) the number of Class A Ordinary Shares to be issued to each Selling Shareholder under the Plan that are being registered pursuant to this Registration Statement for resale by each Selling Shareholder as of the date of this reoffer prospectus; (c) the number of Class A Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Class A Ordinary Shares and Class B Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this reoffer prospectus, assuming no other change in ownership of Class A Ordinary Shares and Class B Ordinary Shares by such Selling Shareholder after the date of this reoffer prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer Class A Ordinary Shares for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Shareholders	Principal Position with the Company (1)	Ordinary Shares Beneficially Owned Prior to Resale (2)(6)			Total Voting Power Prior to Resale	Number of Shares Offered for Resale	Shares Beneficially Owned After Resale (6)			Total Voting Power After Resale
		Class A	Class B	Percent of	Number %		Class A	Class B	Percent of
		Number	Number	%			Number	Number	%
Zhe Wang(3)	Chairman and Chief Executive Officer	1,292,500	1,250,000	19.48%	69.36%	700,000	592,500	1,250,000	14.12%	67.32%
Mingxiu Luan(4)	Chief Financial Officer	300,000	—	2.30%	*	300,000	0	—	0	0
Sheng Xu(5)	Director	2,070,500	—	15.86%	6.04%	300,000	1,770,500	—	13.57%	5.16%
Benjamin Andrew Cantwell(6)	Independent Director	50,000	—	*	*	50,000	0	—	0	0
Michael J. Hamilton(7)	Independent Director	50,000	—	*	*	50,000	0	—	0	0

*	Indicates less than 1%

(1)	All positions described are with the Company, unless otherwise indicated.

(2)	The number of Ordinary Shares owned prior to resale by each Selling Shareholder includes (i) Class A Ordinary Shares and Class B Ordinary Shares held by the Selling Shareholder and (ii) Class A Ordinary Shares to be issued to such Selling Shareholders under the Plan that are being registered pursuant to this reoffer prospectus for resale. Some of these shares may have been sold prior to the date of this reoffer prospectus.

(3)	Includes (i) 592,500 Class A Ordinary Shares held by Wang Investors Co. Ltd., a British Virgin Islands company, wholly owned by Mr. Zhe Wang, our CEO and Chairman of the board, and (ii) 700,000 Class A Ordinary Shares to be issued to Zhe Wang pursuant to the Plan, and (iii) 1,250,000 Class B Ordinary Shares held by Wang Investors Co. Ltd.

(4)	Includes300,000 Class A Ordinary Shares to be issued to Mingxiu Luan pursuant to the Plan.

(5)	Includes (i) 1,770,500 Class A Ordinary Shares held by Xu Sheng Investors Co. Ltd., a British Virgin Islands company, wholly owned by Ms. Sheng Xu, our director and (ii) 300,000 Class A Ordinary Shares to be issued to Xu Sheng pursuant to the Plan.

(6)	Includes 50,000 Class A Ordinary Shares to be issued to Benjamin Andrew Cantwell pursuant to the Plan.

(7)	Includes 50,000 Class A Ordinary Shares to be issued to Michael J. Hamilton pursuant to the Plan.

(8)	Percentage is computed with reference to 11,801,000 Class A Ordinary Shares and 1,250,000 Class B Ordinary Shares issued as of April 2, 2022 and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this reoffer prospectus.

The Company may supplement this reoffer prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.

Plan of Distribution

In this section of the reoffer prospectus, the term “Selling Shareholder” means and includes:

•	the persons identified in the table above as the Selling Shareholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to acquire Class A Ordinary Shares under the Plan; and

•	any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the Class A Ordinary Shares offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The Class A Ordinary Shares offered by this reoffer prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Shareholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Class A Ordinary Shares offered hereby. The distribution of the Class A Ordinary Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Class A Ordinary Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our Class A Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our Class A Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Class A Ordinary Shares pursuant to this reoffer prospectus.

The Selling Shareholders also may lend or pledge our Class A Ordinary Shares to a broker-dealer. The broker-dealer may sell the Class A Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Class A Ordinary Shares pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Class A Ordinary Shares by the Selling Shareholders.

Although the Class A Ordinary Shares covered by this reoffer prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the Class A Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Class A Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Class A Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the Class A Ordinary Shares offered hereby. The Selling Shareholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Class A Ordinary Shares offered pursuant to this reoffer prospectus. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this reoffer prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the year ended October 31, 2021, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this reoffer prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our annual report on Form 20-F for the fiscal year ended October 31, 2021, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this reoffer prospectus or the applicable prospectus supplement, no reportable material changes have occurred since October 31, 2021.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Jingshi Law Firm. If legal matters in connection with offerings made pursuant to this reoffer prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this reoffer prospectus for the fiscal year ended October 31, 2021 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of RBSM LLP is located at 805 Third Avenue, Suite 1430, New York, NY 10022.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

We hereby incorporate by reference into this reoffer prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended October 31, 2021 filed with the Commission on March 7, 2022; the amendment to our annual report on Form 20-F for the fiscal year ended October 31, 2021 filed with the Commission on March 8, 2022.

(2)	The description of our Class A Ordinary Shares contained in the registration statement on Form 8-A, filed with the SEC on January 22, 2021, and any amendment or report filed for the purpose of updating such description.

(3)	any future annual reports on Form 20-F filed with the SEC after the date of this reoffer prospectus and prior to the termination of the offering of the securities offered by this reoffer prospectus; and

(4)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this reoffer prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this reoffer prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended October 31, 2021 filed with the SEC on March 7, 2022 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this reoffer prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this reoffer prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this reoffer prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this reoffer prospectus on the written or oral request of that person made to:

TIAN RUIXIANG Holdings Ltd

Room 1106, 10 / F, No. 19, North East Third Ring Road,

Chaoyang District, Beijing, People’s Republic of China

(010) 87529554

You should rely only on the information that we incorporate by reference or provide in this reoffer prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this reoffer prospectus by reference is accurate as of any date other than the date of the document containing the information.

Where You Can Find ADDITIONAL Information

As permitted by SEC rules, this reoffer prospectus omits certain information and exhibits that are included in the registration statement of which this reoffer prospectus forms a part. Since this reoffer prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this reoffer prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this reoffer prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and may provide significantly less protection for investors than the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Harney Westwood & Riegels, our counsel with respect to the laws of Cayman Islands, and Beijing Jingsh Law Firm, Liaocheng Office, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels, has further advised us that it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Harney Westwood & Riegels has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. Furthermore, there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands.

Beijing Jingsh Law Firm, Liaocheng Office has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Beijing Jingsh Law Firm, Liaocheng Office has advised us further that there are no treaties between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

1,400,000 Class A Ordinary Shares

TIAN RUIXIANG Holdings Ltd

REOFFER PROSPECTUS

April 18, 2022

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports and other information concerning the Registrant filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended October 31, 2021 filed with the Commission on March 7, 2022; the amendment to the Registrant’s Annual Report on Form 20-F for the fiscal year ended October 31, 2021 filed with the Commission on March 8, 2022; and

(b) The description of the Registrant’s Class A Ordinary Shares contained in the registration statement on Form 8-A, filed with the SEC on January 22, 2021, and any amendment or report filed for the purpose of updating such description.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Registrant to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide, to the extent permitted by law, that the Registrant shall indemnify each director and officer for the time being of the Registrant or any trustee for the time being acting in relation to the affairs of the Registrant and their respective heirs, executors, administrators, personal representatives or successors or assigns against all costs, losses, damages and expenses, including travelling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, officer or trustee or in any way in or about the execution of his duties . The Registrant’s amended and restated memorandum and articles of association also provide that no such director officer or trustee shall be indemnified in respect of any matter arising out of such person’s own dishonesty or fraud.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1/A (file No. 333-235727) filed with the Commission on January 15, 2020, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being such a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit	Description
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form F-1/A (File No. 333-235727) filed with the Commission on January 14, 2020)
4.2	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-8 (File No. 333-261491) filed with the Commission on December 3, 2021)
5.1*	Opinion of Harney Westwood & Riegels
10.1**	TIAN RUIXIANG Holdings Ltd 2020 Performance Incentive Plan
23.1*	Consent of RBSM LLP
23.2*	Consent of Harney Westwood & Riegels (included as Exhibit 5.1)
24.1**	Power of Attorney

*	Filed herewith.

**	Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on April 18, 2022.

TIAN RUIXIANG Holdings Ltd

By:	/s/ Zhe Wang
Zhe Wang
Chief Executive Officer,
Chairman of the Board of Directors, and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhe Wang	Chief Executive Officer, Chairman of the Board of	April 18, 2022
Name: Zhe Wang	Directors, and Director (Principal Executive Officer)

/s/ Mingxiu Luan	Chief Financial Officer	April 18, 2022
Name: Mingxiu Luan	(Principal Accounting and Financial officer)

/s/ Sheng Xu	Director	April 18, 2022
Name: Sheng Xu

/s/ Benjamin Andrew Cantwell	Director	April 18, 2022
Name: Benjamin Andrew Cantwell

/s/ Michael J. Hamilton	Director	April 18, 2022
Name: Michael J. Hamilton

/s/ Ning Wang	Director	April 18, 2022
Name: Ning Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of the Registrant, has signed this registration statement thereto in New York, NY on April 18, 2022.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President